UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Arlington Tankers Ltd.

(Name of Issuer)

Common Shares, Par Value $0.01 Per Share

(Title of Class of Securities)

G04899103

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or

otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G04899103	13G	Page 3 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stena (Switzerland) AG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,252,988
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,252,988
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,988
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 4 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CM V-Max I Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 767,392
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 767,392
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 767,392
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 5 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CM V-Max II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 767,392
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 767,392
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 767,392
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 6 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stena AB
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,252,988
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,252,988
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,988
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 7 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Concordia Maritime AB
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,534,784
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,534,784
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,534,784
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 8 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stena Sessan AB
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,534,784
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,534,784
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,534,784
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. G04899103	13G	Page 9 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dan Sten Olsson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,787,772
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,787,772
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,787,772
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.0%
12		TYPE OF REPORTING PERSON IN

CUSIP No. G04899103	13G	Page 10 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Madeleine Olsson Eriksson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,534,784
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,534,784
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,534,784
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
12		TYPE OF REPORTING PERSON IN

CUSIP No. G04899103	13G	Page 11 of 24 Pages

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stefan Sten Olsson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP [X] (a) [ ] (b)
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,534,784
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,534,784
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,534,784
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
12		TYPE OF REPORTING PERSON IN

CUSIP No. G04899103	13G	Page 12 of 24 Pages

This Amendment No. 1 to Schedule 13G (the “Schedule 13G”) is being filed on behalf of the Reporting Persons (as defined below).

Item 1(a).  Name of Issuer.

Arlington Tankers Ltd. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices.

First Floor, The Hayward Building
22 Bermudiana Road
Hamilton, HM 11
Bermuda

Item 2(a).  Name of Person Filing.

This Schedule 13G is being filed by:

(i)	Stena (Switzerland) AG ("Stena Switzerland"), a Swiss company and an indirect wholly-owned subsidiary of Stena AB, with respect to the Shares (as defined in Item 2(d) below) held by it;

(ii)	CM V-Max I Limited ("V-Max I"), a Bermuda company and an indirect wholly-owned subsidiary of Concordia Maritime AB, with respect to the Shares held by it;

(iii)	CM V-Max II Limited ("V-Max II"), a Bermuda company and an indirect wholly-owned subsidiary of Concordia Maritime AB, with respect to the Shares held by it;

(iv)
Stena AB ("Stena"), a Swedish company, 51% of the outstanding capital stock of which is beneficially owned by Dan Sten Olsson and the remaining 49% of the outstanding capital stock of which is beneficially owned Madeleine Olsson Eriksson (24.5%) and Stefan Sten Olsson (24.5%), with respect to the Shares held by Stena Switzerland;

(v)
Concordia Maritime AB ("Concordia"), a Swedish company, approximately 52% of the outstanding capital stock (representing approximately 73% of the voting rights) of which is indirectly held by Stena Sessan AB and the remaining approximately 48% of the outstanding capital stock of which is publicly traded on the Stockholm Stock Exchange, with respect to the Shares held by V-Max I and V-Max II;

(vi)
Stena Sessan AB ("Stena Sessan"), a Swedish company, 33.33% of the outstanding capital stock of which is beneficially owned by Stefan Sten Olsson, 16.66% of the outstanding capital stock of which is beneficially owned by Dan Sten Olsson, 16.66% of the outstanding capital stock of

CUSIP No. G04899103	13G	Page 13 of 24 Pages

which is beneficially owned by Madeleine Olsson Eriksson and the remaining 33.33% of the outstanding capital stock of which is beneficially owned equally by children of Dan Sten Olsson and Madeleine Olsson Eriksson, with respect to the Shares held by V-Max I and V-Max II;

(vii)	Dan Sten Olsson, a Swedish citizen and the brother of Madeleine Olsson Eriksson and Stefan Sten Olsson, with respect to the Shares held by Stena Switzerland, V-Max I and V-Max II;

(viii)	Madeleine Olsson Eriksson, a Swedish citizen and the sister of Dan Sten Olsson and Stefan Sten Olsson, with respect to the Shares held by V-Max I and V-Max II; and

(ix)	Stefan Sten Olsson, a Swedish citizen and the brother of Dan Sten Olsson and Madeleine Olsson Eriksson, with respect to the Shares held by V-Max I and V-Max II.

Stena Switzerland, V-Max I, V-Max II, Stena, Concordia, Stena Sessan, Dan Sten Olsson, Madeleine Olsson Eriksson and Stefan Sten Olsson are sometimes collectively referred to herein as the "Reporting Persons."

690,421 of the Shares held by Stena Switzerland, and all of the Shares held by V-Max I and V-Max II were acquired as part of the consideration for the sale of vessels to the Issuer by subsidiaries of Stena and Concordia in connection with the Issuer's initial public offering.  The remainder of the Shares held by Stena Switzerland, 562,567, were initially purchased by Stena Finance AB, an wholly-owned subsidiary of Stena AB, a Swedish company, and subsequently transferred to Stena (Switzerland) AG, a Swiss company, which is also an wholly-owned subsidiary of Stena AB.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

The address of the business office of each of Dan Sten Olsson, Madeleine Olsson Eriksson, Stefan Sten Olsson, Stena, Stena Sessan and Concordia is Masthuggskajen, SE-405 19 Gothenburg, Sweden.  The address of the business office of each of Stena Switzerland is Bahnhofplatz, CH-6300 Zug, Switzerland.  The address of the business office of each of V-Max I and V-Max II is c/o Codan Services Limited, Clarendon House, 2 Church Street, P.O. Box HM 666, Hamilton HM CX, Bermuda.

Item 2(c).  Citizenship.

Each of Dan Sten Olsson, Madeleine Olsson Eriksson and Stefan Sten Olsson is a Swedish citizen.  Each of Stena, Stena Sessan and Concordia is organized under the laws of Sweden.  Stena Switzerland is organized under the laws of Switzerland. Each of V-Max I and V-Max II is organized under the laws of Bermuda.

Item 2(d).  Title of Class of Securities.

CUSIP No. G04899103	13G	Page 14 of 24 Pages

Common Shares, par value $0.01 per share ("Shares").

Item 2(e).  CUSIP Number.

G04899103.

Item 3.

Not applicable.

Item 4.  Ownership.

(a) Amount beneficially owned:
See Item 9 of the attached cover pages.

(b) Percent of class:
See Item 11 of the attached cover pages.

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:
See Item 5 of the attached cover pages.

(ii) Shared power to vote or direct the vote:
See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:
See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:
See Item 8 of the attached cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. G04899103	13G	Page 15 of 24 Pages

Item 7.  Identification and Classification of the Subsidiary Which Acquired
 the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

See Item 2.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

STENA (SWITZERLAND) AG

By:	/s/ Jan Larsson
	Name:	Jan Larsson
	Title:	Managing Director

By:	/s/ Markus Hodel
	Name:	Markus Hodel
Title:

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 7, 2008

CM V-MAX I LIMITED

By:	/s/ C.J. Lymbery
	Name:	C.J. Lymbery
	Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

CM V-MAX II LIMITED

By:	/s/ C.J. Lymbery
	Name:	C.J. Lymbery
	Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

STENA AB

By:	/s/ Dan Sten Olsson
	Name:	Dan Sten Olsson
	Title:	Managing Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

CONCORDIA MARITIME AB

By:	/s/ Hans Noren
	Name:	Hans Noren
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

STENA SESSAN AB

By:	/s/ Bert-Ake Eriksson
	Name:	Bert-Ake Eriksson
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

/s/ Dan Sten Olsson
Dan Sten Olsson

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

/s/ Madeleine Olsson Eriksson
Madeleine Olsson Eriksson

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2008

/s/ Stefan Sten Olsson
Stefan Sten Olsson

Statement regarding ultimate ownership

24.5% of the outstanding shares in the Swedish company, Stena AB, registration number 556001-0802 are indirectly owned by

Mr. Stefan Sten Olsson
3 Brunswick Gardens
London W8 4 AS
United Kingdom

in his capacity of settlor and sole beneficiary of the Stena Trust, a Jersey trust, which owns all outstanding shares in Stefan Sten Olsson Holdings Ltd a company incorporated in the British Virgin Islands with registration number 274 592 and with its registered address at P.O. Box 3151, Skelton Building, Main Street Road, Town Tortola, British Virgin Islands.

The said company owns and controls 24.5% of the shares in the Swedish company, Stena AB.

Page 24 of 24